Exhibit 15

Alfa Corporation
Birmingham, Alabama

Ladies and Gentlemen:

Re: Registration Statement No. 33-83134 on Form S-3 and 33-77916 and 33-76460 on Form S-8

With respect to the subject registration statements, we acknowledge our awareness of the use therein of our report dated November 13, 2002, related to our review of interim financial information.

Pursuant to Rule 436(c) under the Securities Act of 1933, our report dated November 13, 2002 related to our review of interim financial information is not considered part of a registration statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of section 7 and 11 of the Act.

KPMG LLP
Birmingham, Alabama November 13, 2002